EXHIBIT 11

                                      CENTURYTEL, INC.
                             COMPUTATIONS OF EARNINGS PER SHARE
                                        (UNAUDITED)
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                                                                     Three months                  Six months
                                                                    ended June 30,               ended June 30,
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                                                                   2001        2000            2001        2000
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                                                                       (Dollars, except per share amounts,
                                                                             and shares in thousands)

Income (Numerator):
Net income                                                     $  154,241     57,845         200,963     107,129
Dividends applicable to preferred stock                               (99)       (99)           (199)       (199)
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Net income applicable to common stock                             154,142     57,746         200,764     106,930
Dividends applicable to preferred stock                                99         99             199         199
Interest on convertible securities, net of taxes                        -         33               -          66
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Net income as adjusted for purposes of computing
  diluted earnings per share                                   $  154,241     57,878         200,963     107,195
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Shares (Denominator):
Weighted average number of shares:
     Outstanding during period                                    141,001    140,370         140,957     140,269
     Employee Stock Ownership Plan shares not
       committed to be released                                      (281)      (375)           (301)       (395)
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Number of shares for computing basic
  earnings per share                                              140,720    139,995         140,656     139,874

Incremental common shares attributable to dilutive securities:
     Conversion of convertible securities                             435        707             435         707
     Shares issuable under stock option plan                          904      1,030           1,180       1,148
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Number of shares as adjusted for purposes of
  computing diluted earnings per share                            142,059    141,732         142,271     141,729
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Basic earnings per share                                       $     1.10        .41            1.43         .76
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Diluted earnings per share                                     $     1.09        .41            1.41         .76
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